May 2, 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Westwood Holdings Group, Inc.’s Form 8-K dated May 2, 2022, and have the following comments:
1.We agree with the statements made in the second, third, and fourth paragraphs of Item 4.01(a).
2.We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4.01(a) and the statements made in Item 4.01(b).
Yours truly,
/s/ Deloitte & Touche LLP